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                                                                       EX-99.B11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 23 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 29, 1996, relating to the financial statements and financial highlights appearing in the January 31, 1996 Annual Report to Shareholders of Vanguard Specialized Portfolios Inc. (comprising of the Energy, Gold & Precious Metals, Health Care and Utilities Income Portfolios), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Statements" in the Statement of Additional Information.


PRICE WATERHOUSE LLP
Philadelphia, PA

December 30, 1996


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